Exhibit 10.2

FORM OF

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

HUNTSMAN CORPORATION

AND

VENATOR MATERIALS PLC

DATED AS OF [•], 2017

i

ii

FORM OF TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT,  dated [•], 2017 (this “Agreement”), is by and between Huntsman Corporation, a Delaware corporation (“Huntsman”), and Venator Materials PLC, a public limited company incorporated and registered under the laws of England and Wales with company number 10747130 and a wholly owned indirect subsidiary of Huntsman (“Venator”).  Huntsman and Venator are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

A.                                    The board of directors of Huntsman has determined that it is in the best interest of Huntsman and the Huntsman shareholders to separate the Venator Business from the other businesses conducted by Huntsman and its subsidiaries.

B.                                    In furtherance of this goal, Huntsman or its Subsidiary will make an offer and sale to the public of Ordinary Shares, which will take place pursuant to a registration statement on Form S-1 filed with the SEC (the “IPO”).

C.                                    The new company that is formed as part of the IPO is referred to as “Venator”; together with its Affiliates that are the result of the IPO, Venator is referred to as “Venator Group”.

D.                                    Huntsman and Venator have entered into a certain separation agreement as of the date hereof (the “Separation Agreement”).

E.                                     In order to ensure an orderly transition under the Separation Agreement, the Parties agree that it will be advisable for the Huntsman Group to provide to the Venator Group, and for the Venator Group to provide to the Huntsman Group, certain goods and services described herein for a transitional period.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Definitions.  Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same meaning as in the Separation Agreement.  The following capitalized terms used in this Agreement shall have the meanings set forth below:

“2017 Operating Plan” means the 2017 budget and operating plan, based on the operating run-rate at the end of 2016 and excluding anticipated cost increases estimated for the operation of Venator Group on a stand-alone basis, as implemented by the Venator Group for purposes of managing and tracking expenditures for 2017.

“Additional Services” has the meaning set forth in Section 2.2.

“Accessing Party” has the meaning set forth in Section 9.2(a).

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. From and after the Effective Date, (a) no member of the Venator Group shall be deemed to be an Affiliate of any member of the Huntsman Group and (b) no member of the Huntsman Group shall be deemed to be an Affiliate of any member of the Venator Group.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Texas are authorized or obligated by applicable Law or executive order to close.

“Direct Costs” means the sum of (a) an allocated portion of the fully burdened cost (including salary, hourly costs, or overtime costs and benefits) of Huntsman Group’s employees who provide the applicable Service, where such allocation is based upon the number of hours each such employee provides Services under this Agreement during the applicable month as reasonably estimated by Huntsman Group and previously communicated to and agreed by Venator Group, (b) actual out-of-pocket expenses of personnel performing the Services to the extent incurred in connection with providing Services (including travel, accommodations and meal expenses in accordance with the Huntsman Group’s policies), (c) the actual cost (without markup) of all materials, spare parts, tools, equipment, consumables and supplies of Huntsman Group (including freight, taxes or warehouse handling charges) that are associated with provision of the applicable Service (based upon the portion of time and to the extent used in providing such Services if not consumed entirely in providing such Services), (d) other actual out-of-pocket expenses that are incurred in connection with providing the Services, including any third party costs for express mail, long distance charges, facsimile charges, reproduction, postage, license fees and other similar third-party costs, and (e) taxes and all excise fees applicable to the Services or Fees (other than taxes based upon the net income or revenue of Huntsman Group).

“Dispute” has the meaning set forth in Section 11.8.

“Exhibits” means the Exhibits attached hereto.

“Force Majeure Event” has the meaning set forth in Section 10.1.

“Huntsman” has the meaning set forth in the preamble.

“Huntsman Group” means Huntsman and, to the extent related to the Services to be provided, its Affiliates (excluding, for the avoidance of doubt, Venator).

“Initial Services” has the meaning set forth in Section 2.1.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Pigments and Additives Business” means the pigments and additives segment of Huntsman as described in Huntsman’s Annual Report on Form 10-K for the period ended December 31, 2016.

“Security Regulations” has the meaning set forth in Section 9.2(a).

“Separation Agreement” has the meaning set forth in the recitals.

“Service Coordinator” has the meaning set forth in Section 2.4(b).

“Service Provider” means any member of the Huntsman Group or the Venator Group, as applicable, when it is providing Services to any member of the other Party’s Group.

“Service Provider Group” means the Huntsman Group or the Venator Group, as applicable, when it is providing Services to any member of the other Party’s Group.

“Service Recipient” means any member of the Venator Group or the Huntsman Group, as applicable, when it is receiving Services from any member of the other Party’s Group.

“Service Recipient Group” means the Venator Group or the Huntsman Group, as applicable, when it is receiving Services from any member of the other Party’s Group.

“Services” means the Initial Services, the Supplemental Services, and any Additional Services agreed to by the Parties in accordance with Section 2.2.

“Signing Date” means the date that the Separation Agreement was entered into by the parties thereto.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Supplemental Services” has the meaning set forth in Section 2.1(b).

“Systems” has the meaning set forth in Section 9.2(a).

“Tax” has the meaning set forth in Section 4.5.

“Third Party Costs” means any costs incurred by the Service Provider Group in providing the applicable Service that is paid to a Third Party Provider.

“Third Party License” has the meaning set forth in Section 2.7(b).

“Third Party Provider” means a third party that is not an Affiliate of the applicable Service Provider that the applicable Service Provider retains to provide any portion of the Services under this Agreement, including any consultants, agents, contractors or subcontractors.

“Venator” means Venator and each of its respective Subsidiaries.

“Venator Business” means (a) the business and operations that comprise the Pigments and Additives Business and activities and operations directly and primarily supporting such business and operations and (b) without limiting the foregoing clause (a) and except as otherwise provided in this Agreement, any other terminated, divested or discontinued businesses, Assets or operations that were of such a nature that they would be a part of the Pigments and Additives Business had they not been terminated, divested or discontinued.

“Venator Group” means Venator and, to the extent related to the Services to be provided, its Affiliates (excluding, for the avoidance of doubt, Huntsman or Huntsman’s Subsidiaries).

Section 1.2                                    Interpretation.  In this Agreement, unless the context clearly indicates otherwise:

(a)                                 words used in the singular include the plural and words used in the plural include the singular;

(b)                                 if a word or phrase is defined in this Agreement, its other grammatical forms, as used in this Agreement, shall have a corresponding meaning;

(c)                                  reference to any gender includes the other gender and the neuter;

(d)                                 the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e)                                  the words “shall” and “will” are used interchangeably and have the same meaning;

(f)                                   the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(g)                                  relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(h)                                 all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question;

(i)                                     whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;

(j)                                    accounting terms used herein shall have the meanings historically ascribed to them by Huntsman and its Subsidiaries, including Venator for this purpose, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(k)                                 reference to any article, section, or Exhibit means such article or section of, or such Exhibit to, this Agreement, as the case may be, and references in any section or definition to any clause means such clause of such section or definition;

(l)                                     the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision of this Agreement;

(m)                             reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement;

(n)                                 reference to any Law (including statutes and ordinances) means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(o)                                 references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the IPO; and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(p)                                 if there is any conflict between the provisions of the main body of this Agreement and the Exhibits hereto, the provisions of the main body of this Agreement shall control unless stated otherwise in such Exhibit;

(q)                                 unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the U.S.;

(r)                                    the titles to articles and headings of sections contained in this Agreement, in any Exhibit and in the table of contents to this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

(s)                                   any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Affiliates to take such action or refrain from taking such action, as the case may be.

ARTICLE II
SERVICES

Section 2.1                                    Services.

(a)                                 Upon the terms and subject to the conditions of this Agreement, the Parties agree to provide or to cause to be provided the services set forth in Exhibits [•] through [•] to the applicable member of the Venator Group or Huntsman Group, as applicable (collectively with the Supplemental Services described below, the “Initial Services”).

(b)                                 If, after the date hereof, either Party determines that the services described in the Exhibits do not fully or accurately reflect all the necessary services that were provided to the Venator Business by Huntsman, or were provided by the Venator Business to the Huntsman Group prior to the transaction or transactions that are the subject of the Separation Agreement and such services are not provided by any other agreement between any member of the Huntsman Group and any member of the Venator Group, then upon request by the Venator Group or Huntsman Group, as applicable, the other Party agrees to provide or cause their Affiliates to provide such services (the “Supplemental Services”) at charges that are consistent with the charges for similar services hereunder.

(c)                                  The Parties agree and acknowledge that the right to receive any Services (or portions thereof) may be assigned, allocated and/or contributed, in whole or in part, to any Affiliate(s) of a relevant Party.  To the extent so assigned, allocated and/or contributed, the relevant Affiliate shall be deemed the Service Recipient with respect to the relevant portion of such Services.

Section 2.2                                    Additional Services.  The Service Recipient may request additional transitional Services (the “Additional Services”) in addition to the Initial Services and the Supplemental Services from the Service Provider by providing written notice.  The Service Provider shall use commercially reasonable efforts to accommodate such request; it being understood, however, that the Service Provider shall not be required to provide any Additional Services if the Parties are unable to reach agreement on the terms thereof.  Upon the mutual written agreement as to the nature, cost, duration and scope of such Additional Services, the Parties shall supplement in writing the Exhibits hereto to include such Additional Services.  A Service Provider’s obligations with respect to providing any such Additional Services shall become effective only upon a new Exhibit or an amendment to an existing Exhibit being duly executed by the Parties as provided in the preceding sentence.

Section 2.3                                    Service Providers.

(a)                                 Subject to Section 2.3(b), the Service Provider shall have the right (i) to provide the Services either directly and/or through its Affiliates and their respective employees, agents, contractors or Third Party Providers designated by any of them and (ii) to select the particular personnel and working hours of such personnel in providing the Services; provided that any provision of services through contractors or Third Party Providers shall not relieve the Service Provider of its obligations under this Agreement and shall not affect the service charges for such

Services or materially decrease the quality or level of the Services provided to the Service Recipient.

(b)                                 The Service Provider may determine, in its reasonable discretion, which of its or its Affiliates’ employees, agents, contractors or third parties will provide the applicable Services; provided that the Service Provider shall consult with the Service Recipient and take into consideration any reasonable requests of the Service Recipient in making such determinations.  Without limiting the above and the provisions of Section 2.6(a), the Service Provider shall take into consideration the following in making its determination in this regard:

(i)                                     The Service Provider shall consult in good faith with the Service Recipient regarding the proposed hiring of any Third Party Provider that has not previously been involved in the activities relating to such Service prior to the IPO; provided that, in the event that the Service Provider intends to subcontract a material portion of any of the Services set forth in one or more of the Exhibits hereto where such subcontracting is inconsistent with the practice applied by the Service Provider generally from time to time within its own organization, the Service Provider shall give notice to the Service Recipient of its intent to subcontract any portion of the Services and the Service Recipient shall have 20 days (or such lesser period set forth in the notice as may be practicable in the event of exigent circumstances) to determine, in its sole discretion, whether to permit such subcontracting or whether to cancel such Service in accordance with Article VI hereof.  If the Service Recipient opts to cancel a Service pursuant to the proviso of the immediately preceding sentence, it shall not be liable to the Service Provider pursuant to Section 6.1 for any costs or expenses the Service Provider or any member of the Service Provider Group remains obligated to pay to the third-party subcontractor identified in the notice provided by the Service Provider as described above.  The Service Provider shall not be required to give notice of its intent to subcontract Services to any Third Party Provider currently providing such Services to the Service Recipient, nor shall the Service Recipient have any right to cancel any Service subcontracted to any such listed party without paying for any termination fees caused by such termination (provided that this sentence shall not prevent the Service Recipient from cancelling any Service pursuant to Section 6.1), and the Parties agree that any such Third Party Providers are capable of providing a quality or level of Services comparable to that provided by the Service Provider.

(ii)                                  Except as provided on any Exhibit, the Service Provider shall take into consideration any reasonable requests of the Service Recipient with regard to attempting to maintain as much continuity of personnel or representatives that provide any of the applicable Services as is reasonably practicable; provided that the Service Provider will retain the right to determine which personnel or representatives will provide the Services in its reasonable discretion taking into consideration any of its competing needs and requirements for its businesses.  Each Service Provider shall be solely responsible for the payment of all benefits and any other direct and indirect compensation for such Service Provider personnel assigned to perform Services for it under this Agreement, as well as such personnel’s worker’s compensation insurance, employment taxes, and other employer liabilities relating to such personnel as required by Law.

(c)                                  Unless expressly provided otherwise in this Agreement, although the Service Provider will direct the performance of its employees and contractors and will consult and advise with the Service Recipient regarding the performance of the Services in accordance with this Agreement, the Service Recipient will be responsible for decision-making on behalf of any member of the Service Recipient Group. Furthermore, nothing in this Agreement shall provide the Service Provider, or its employees and contractors that are performing the Services, the right directly or indirectly to control or direct the operations of the Service Recipient Group.  Such employees and contractors shall not be required to report to management of any member of the Service Recipient Group nor be deemed to be under the management or direction of any member of the Service Recipient Group. The Service Recipient acknowledges and agrees that, except as may be expressly set forth herein as a Service (including any Additional Services provided in accordance with Section 2.2) or otherwise expressly set forth in the Separation Agreement or an Ancillary Agreement, no member of the Service Provider Group shall be obligated to provide, or cause to be provided, any service or goods to any member of the Service Recipient Group.

Section 2.4                                    Cooperation and Service Coordinators.

(a)                                 Subject to the confidentiality provisions set forth in Article IX, during the term of this Agreement and for so long as any Services are being provided to the Service Recipient Group under this Agreement, the Service Recipient will provide the Service Provider and its authorized representatives reasonable access, during regular business hours and upon reasonable notice, to the Service Recipient Group and their employees, representatives, facilities and books and records, as the Service Provider and its representatives may reasonably require in order to perform such Services.

(b)                                 Each Party shall select in writing a representative to act as the primary contact with respect to the provision of the Services and the resolution of disputes under this Agreement (each such person, a “Service Coordinator”). The initial Service Coordinators shall be Sean Douglas, for Huntsman, and Rob Portsmouth, for Venator.  The Service Coordinators shall meet as expeditiously as possible to resolve any dispute arising hereunder; and any dispute that is not resolved by the Service Coordinators within 45 days shall be resolved in accordance with the dispute resolution procedures set forth in Section 11.8 of this Agreement.  Each Party may treat an act of a Service Coordinator of the other Party which is consistent with the provisions of this Agreement as being authorized by such other Party without inquiring behind such act or ascertaining whether such Service Coordinator had authority to so act; provided, however, that no such Service Coordinator shall have authority to amend this Agreement.  Each Party shall advise each other promptly (in any case within no more than three Business Days) in writing of any change in their respective Service Coordinators, setting forth the name of the replacement, and stating that the replacement Service Coordinator is authorized to act for such Party in accordance with this Section 2.4(b).  In addition, the Parties may select service coordinators for individual Services, which shall be set forth in the applicable Exhibit for such Services.

(c)                                  In addition to the Service Coordinators described above, each Party will nominate its representatives for the Services provided under each Exhibit (each a “Service Representative”), which representatives shall act as the principal contact person with respect to all issues relating to the provision of such particular Services.  The Service Representatives for such Services shall hold regular review meetings by telephone or in person, at times to be mutually agreed, to discuss any issues relating to any Service for which they are a Service Representative (“Review Meetings”).  In the Review Meetings, such Service Representatives shall be responsible for discussing any problems identified with the provision of the relevant Services and, to the extent changes in the provision of the Services are agreed upon by the Parties, for the implementation of such changes.  Any unresolved issues should be referred to the Service Coordinators for resolution.

(d)                                 The Service Provider will devote such time and personnel as is reasonably necessary to carry out its obligations under this Agreement.  The Service Provider and the Service Recipient shall cooperate with one another and provide such further assistance as the other Party may reasonably request in connection with the provision of Services hereunder.

Section 2.5                                    Local Agreements.

(a)                                 With respect to any Services that are delivered in a particular country, the Service Provider and the Service Recipient may cause their respective Affiliates located in such country to enter into one or more local services agreements (each a “Local Agreement”), for the purpose of memorializing the implementation of this Agreement in that country, to address Services delivered locally in that country and payments for such Services.  Unless and to the extent an individual Local Agreement expressly provides otherwise, each Local Agreement shall incorporate by reference the terms and conditions of this Agreement and shall not be construed as altering or superseding the rights and obligations of the Parties under this Agreement.

(b)                                 Each Party shall be fully responsible and liable for all obligations of its Affiliates under each Local Agreement, in each case to the same extent as if such failure to perform or comply was committed by such Party.

(c)                                  The Service Coordinators (and/or their respective designees(s)) shall remain responsible for the administration of this Agreement and the individual Local Agreements on behalf of each Party respectively.  No changes to any Local Agreement shall be made without the knowledge of each Service Coordinator and the agreement of the local Affiliate(s) who are parties to the Local Agreement in a written amendment to the Local Agreement.

(d)                                 Each Party shall have the right to enforce this Agreement (including the terms of all Local Agreements) on behalf of each of its Affiliates that has entered into a Local Agreement, and to assert all rights and exercise and receive the benefits of all remedies (including damages) of each such Affiliate, to the same extent as if such Party were a direct party to the Local Agreement, subject to the limitations of liability applicable under this Agreement.

Section 2.6                                    Service Boundaries and Scope.

(a)                                 Except as provided in an Exhibit for a specific Service: (a) the Service Provider shall be required to provide, or cause to be provided, the Services only at the locations such Services are being provided by any member of the Service Provider Group for any member of the Service Recipient Group immediately prior to the IPO; provided, however, that, to the extent any such Service is to be provided by an employee of the Service Provider who works in the corporate headquarters of the Service Provider, such Service shall, to the extent feasible, only be provided by such employee from the corporate headquarters of the Service Provider; and (b) the Services shall be available only for purposes of conducting the business of the Service Recipient Group substantially in the manner it was conducted immediately prior to the IPO.

(b)                                 Except as provided in an Exhibit for a specific Service, in providing, or causing to be provided, the Services, the Service Provider shall not be obligated to: (i) maintain the employment of any specific employee or hire additional employees or Third Party Providers; (ii) purchase, lease or license any additional equipment (including computer equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property), software or other assets, rights or properties; (iii) make modifications to its existing systems or software; (iv) provide any member of the Service Recipient Group with access to any systems or software other than those to which it has authorized access immediately prior to the IPO; (v) pay any costs related to the transfer or conversion of data of any member of the Service Recipient Group and (vi) unless otherwise provided on the Exhibit applicable to a particular Service, devote the efforts of any particular personnel providing the Services exclusively for the benefit of the Service Recipient, recognizing that such personnel may engage in other activities the Service Provider considers appropriate.

(c)                                  The Service Recipient acknowledges (on its own behalf and on behalf of the other members of the  Service Recipient Group) that the employees of the Service Provider or any other members of the Service Provider Group who may be assisting in the provision of Services hereunder are at-will employees and, as such, may terminate or be terminated from employment with the Service Provider or any of the other members of the Service Provider Group providing Services hereunder at any time for any reason (it being understood that, except as specifically provided in an Exhibit to this Agreement, nothing in this Agreement shall preclude or in any way effect the any right of a Service Provider to terminate any of its employees, including those who may be assisting in the provisions of Services hereunder, whether such employee is or was employed at-will or otherwise).

(d)                                 For the avoidance of doubt and except as may hereafter be designated as Additional Services in accordance with Section 2.2, the Services do not include any services required for or that may result from any business acquisitions, divestitures, start-ups or terminations by the Service Recipient Group occurring following the IPO.  To the extent that the Service Recipient desires the Service Provider to provide any services in connection with any such acquisitions, divestitures, start-ups or terminations, the Service Recipient shall follow the procedures for requesting Additional Services pursuant to Section 2.2.

(e)                                  Subject to Sections 2.2, 2.6 and 2.7, the Parties acknowledge the transitional nature of the Services and that the Service Provider may make changes from time to time in the manner of performing the Services, provided that such changes do not materially decrease the quality or level of the Services provided to the Service Recipient.

Section 2.7                                    Standard of Performance; Limitation of Liability.

(a)                                 Unless otherwise provided to the contrary in an Exhibit, the Services to be provided hereunder shall be performed with the same general degree of care, at the same general level and at the same general degree of accuracy and responsiveness, as when performed within the Huntsman organization prior to the IPO.  It is understood and agreed that the Service Provider and the members of the Service Provider Group are not professional providers of the types of services included in the Services and that the Service Provider personnel performing

Services have other responsibilities and will not be dedicated full-time to performing Services hereunder.

(b)                                 Notwithstanding anything to the contrary in this Agreement, the Service Provider and members of the Service Provider Group shall not be required to perform Services hereunder or take any actions relating thereto that conflict with or violate any applicable Law, contract, license, authorization, certification or permit or the Service Provider’s Code of Business Conduct or other governance policies, as they may be amended from time to time.  Without limiting the above, the provision of the Services may require consents, waivers, or approvals from certain third parties under permits, licenses and agreements to which the Service Provider or one of its Affiliates is a party (a “Third Party License”) to enable the Service Provider to provide the Services.  The Service Provider shall promptly notify the Service Recipient in writing, setting forth in reasonable detail any specific impairment in its ability to provide any Services by reason of the limitations described in this Section 2.7(b).  The Parties will use commercially reasonable efforts to develop a resolution that enables the Service Provider to continue the provision of the Services, including obtaining any required consents, waivers or approvals of a Third Party License, with the costs of obtaining such consents, waivers or approvals being the responsibility of the Service Recipient.  If no commercially reasonable resolution is available within 60 days of receipt of notice from the Service Provider of such impairment, either Party may immediately terminate the affected Service as provided in Article VI hereof.  To the extent permitted by any applicable contracts of the Service Recipient, the Service Recipient hereby grants to the Service Provider performing Services under this Agreement a limited, nontransferable license, without the right to sublicense (except to an Affiliate of the Service Provider or a sub-contractor who is providing Services on the Service Provider’s behalf, solely to the extent necessary for such Affiliate or sub-contractor to provide the Services), for the term of this Agreement to use the intellectual property owned by the Service Recipient solely to the extent necessary for the Service Provider to perform its obligations hereunder.

(c)                                  Subject to Section 2.7(h), in the event the Service Provider or any member of the Service Provider Group fails to provide, or cause to be provided, the Services in accordance with the standard of service set forth in Section 2.7(a), then at the Service Recipient’s request, the Service Provider shall use commercially reasonable efforts to re-perform such Services as soon as reasonably practicable, with the same degree of care used in correcting a failure of a similar service for itself, at no additional cost to the Service Recipient.  The foregoing sets forth the sole and exclusive remedy of the Service Recipient with respect to the performance of Services by the Service Provider and the Service Provider’s liabilities under this Section 2.7(c) are subject to the liability cap set forth in Section 2.7(h); provided, that in the event the Service Provider defaults in the manner described in clause (ii) of Section 7.1, the Service Recipient shall have the further rights set forth in Article VII.

(d)                                 Notwithstanding anything to the contrary in this Agreement, except to the extent caused by a Service Provider and to the extent such Service Provider is otherwise liable under this Agreement, the Service Provider shall not be liable to the Service Recipient for any breach of any agreement by a Third Party Provider; provided that the Service Provider shall use commercially reasonable efforts to enforce the terms of such agreements.

(e)                                  The Parties agree that, should a third party require the Parties or their respective Affiliates to be other than severally liable to such third party in respect of a Third Party License, the Parties will cooperate with one another in good faith to reach an agreement setting forth the indemnification obligations of the Parties to each other with respect to such liability.

(f)                                   The Parties recognize that some of the Services will be provided by the Service Provider in conjunction with the employees of the Service Recipient Group.  To the extent that the Service Recipient Group does not make those employees available to provide the Services in conjunction with the Service Provider, then the Service Provider shall be relieved of its obligations to provide such Services to the extent that such services were dependent on the availability of such employees of the Service Recipient Group.

(g)                                  Notwithstanding anything to the contrary contained herein, the Parties recognize that some of the Services will be provided by the Service Provider utilizing one or more individuals who have unique knowledge or skills related to a particular Service that is provided only to the Service Recipient.  To the extent that the Service Provider believes that such individuals may leave its employment prior to the completion of the relevant Services, or that such individuals may require retention bonuses or similar incentives to stay through the completion of the relevant services, the Service Provider will so advise the Service Recipient; and Service Provider agrees to take such reasonable actions as may be requested by the Service Recipient to retain such individuals, including paying such retention bonuses or incentives as the Service Recipient may reasonably request and for which the Service Recipient agrees to reimburse the Service Provider.  In the event that any such individual cannot be retained by the Service Provider to provide the relevant services hereunder, the Service Provider will use its reasonable efforts to mitigate the impact of such loss; and to the extent that such service cannot be reasonably continued by the Service Provider, the Service Provider shall be relieved of its obligation to provide such Services and the Service Provider will reduce the applicable charges to reflect such reduction in Services.

(h)                                 EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.7, NO REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND, EXPRESSED OR IMPLIED (INCLUDING THE WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION), ARE MADE BY ANY SERVICE PROVIDER PROVIDING SERVICES UNDER THIS AGREEMENT OR ANY MEMBER OF THE SERVICE PROVIDER GROUP WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED.  EXCEPT AS SET FORTH IN THIS SECTION 2.7, ANY  SERVICE RECIPIENT UNDER THIS AGREEMENT (ON ITS OWN BEHALF AND ON BEHALF OF EACH OTHER MEMBER OF THE SERVICE RECIPIENT GROUP) HEREBY EXPRESSLY WAIVES ANY RIGHT SUCH SERVICE RECIPIENT OR ANY MEMBER OF THE SERVICE RECIPIENT GROUP MAY OTHERWISE HAVE FOR ANY LOSSES, TO ENFORCE SPECIFIC PERFORMANCE OR TO PURSUE ANY OTHER REMEDY AVAILABLE IN CONTRACT, AT LAW OR IN EQUITY IN THE EVENT OF ANY NON-PERFORMANCE, INADEQUATE PERFORMANCE, FAULTY PERFORMANCE OR OTHER FAILURE OR BREACH BY SERVICE PROVIDER OR ANY MEMBER OF THE

SERVICE PROVIDER GROUP UNDER OR RELATING TO THIS AGREEMENT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OF SERVICE PROVIDER OR ANY MEMBER OF THE SERVICE PROVIDER GROUP OR ANY THIRD PARTY SERVICE PROVIDER AND WHETHER DAMAGES ARE ASSERTED IN CONTRACT OR TORT, UNDER FEDERAL, STATE OR NON U.S. LAWS OR OTHER STATUTE OR OTHERWISE; PROVIDED, HOWEVER, THAT THE FOREGOING WAIVER SHALL NOT EXTEND TO COVER, AND SERVICE PROVIDER SHALL BE RESPONSIBLE FOR, AND SHALL DEFEND AND INDEMNIFY SERVICE RECIPIENT GROUP FROM AND AGAINST, SUCH LOSSES CAUSED BY THE WILLFUL MISCONDUCT OF SERVICE PROVIDER OR ANY MEMBER OF THE SERVICE PROVIDER GROUP.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE SERVICE PROVIDER GROUP BE LIABLE TO THE SERVICE RECIPIENT GROUP WITH RESPECT TO CLAIMS ARISING OUT OF THIS AGREEMENT FOR AMOUNTS IN THE AGGREGATE EXCEEDING THE AGGREGATE SERVICE CHARGES PAID HEREUNDER BY THE SERVICE RECIPIENT GROUP.

ARTICLE III
SERVICE CHARGES

Section 3.1                                    Compensation.

(a)                                 Subject to the specific terms of this Agreement, the compensation to be received by the Service Provider for each Service provided hereunder will be the fees set forth in Exhibit A or as otherwise set forth in Exhibits [•] through [•], subject to any escalation provided for in this Agreement.  In consideration for the provision of a Service, each member of the Service Recipient Group receiving such Service shall pay to the Service Provider or, at the election of the Service Provider, the member of the Service Provider Group providing such Service, the applicable fee for such Service as set forth in the attached Exhibits.  Each Party understands and agrees that the Fees are the sole consideration for any provision of the Services hereunder and are exclusive of applicable taxes, duties and other similar fees.

(b)                                 If Huntsman Group incurs any reasonable out-of-pocket expenses (including any incremental license fees incurred by Huntsman Group in connection with performance of the Services and any travel expenses incurred at the request or with the consent of Venator Group) or remits funds to a third party on behalf of Venator Group, in either case in connection with the rendering of Services, then Huntsman Group shall include such amount on its monthly invoice to Venator Group, with reasonable supporting documentation, and Venator Group shall reimburse that amount to Huntsman Group as part of its next monthly payment.

(c)                                  Huntsman represents, warrants and covenants that it has not changed the allocation of costs to the Venator Group for the Services for the period from the Signing Date through the IPO.  Huntsman acknowledges that the allocation of costs, including internal costs and Third Party Costs, to the Venator Group for the Services is consistent with the allocation methodology implemented effective January 1, 2017, and does not exceed the monthly allocation amount allocated in accordance with the 2017 Operating Plan.

ARTICLE IV
PAYMENT

Section 4.1                                    Payment.

(a)                                 Huntsman Group shall deliver to Venator Group, on a monthly basis, an invoice for the Fees associated with the Services provided by Huntsman Group for the previous month (the “Monthly Invoice”), which Monthly Invoice shall provide a description of the Services provided and the corresponding Fees.  Any Fees based on Huntsman Group’s Direct Cost will be estimated by Huntsman Group and Venator Group shall pay such estimated amounts when due.  All estimates of Direct Costs are subject to the reconciliation process set forth in Section 4.3 below.

(b)                                 With respect to any Service that is terminated during a month, the Fees related to that Service will be prorated on a daily basis to reflect the reduction in Services provided as of the termination date of the terminated Service(s).

(c)                                  Venator Group shall pay to Huntsman Group the amount set forth on each Monthly Invoice within twenty (20) days of its receipt of the same.

(d)                                 Each invoice shall be directed to the Service Recipient’s Service Coordinator or such other person designated in writing from time to time by such Service Coordinator. The invoice shall set forth in reasonable detail the Services rendered and the invoice amount for the Services rendered for the period covered by such invoice. All timely payments under this Agreement shall be made without early payment discount. Any preexisting obligation to make payment for Services provided hereunder shall survive the termination of this Agreement.

(e)                                  Notwithstanding anything to the contrary above, the Service Provider shall have the option to forward the invoices of any Third Party Provider that are approved by the Service Recipient or are otherwise payable under an Exhibit directly to the Service Recipient for its payment to the Third Party Provider, rather than the procedures set forth in Sections 4.1(a)-(d).  If the Service Provider makes such election, then the Service Recipient shall be responsible to pay the Third Party Provider directly in accordance with the terms of the applicable agreement the Service Provider has with (and the invoice from) the Third Party Provider.

(f)                                   For any Services for which the applicable Exhibit provides for billings based upon projected costs to be incurred in the next month or other defined subsequent period, then no later than the tenth day of each month, the Service Provider shall deliver to the Service Recipient a statement (each a “Estimated Invoice”) that sets forth:

(i)                                     an itemized list of projected costs, fees or other compensation for Services that the Service Provider is entitled to invoice based upon estimates for the following month or other defined subsequent period;

(ii)                                  the difference, if any, between the actual amounts owed for such Service in the preceding month (or other applicable period) and the estimated amount paid by the Service Recipient for such period; and

(iii)                               the amount due to the Service Provider for the following month (or other defined subsequent period), which amount shall be the amount set forth in (i) above and adjusted for any overpayment or underpayment of the applicable amounts owed for the preceding month (or other applicable period) as set forth in (ii) above.

Section 4.2                                    Payment Disputes.  The Service Recipient may object to any amounts for any Service at any time before, at the time of, or after payment is made, provided such objection is made in writing to the Service Provider according to the procedures set forth in Section 4.3. The Service Coordinators shall meet as expeditiously as possible to resolve any such dispute. Any dispute that is not resolved by the Service Coordinators within forty-five (45) days shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Section 11.8. Neither Party (nor any member of its respective Group) shall have a right of set-off against the other Party (or any member of its respective Group) for billed amounts hereunder. Upon written request, the Service Provider will provide to the Service Recipient reasonable detail and support documentation to permit the Service Recipient to verify the accuracy of an invoice.

Section 4.3                                    Quarterly Reconciliation; Objection to Invoiced Amounts.

(a)                                 Huntsman Group shall maintain accurate books and records (including invoices of third parties) related to the Services sufficient to calculate, and allow Venator Group to verify, the amounts owed under this Agreement.

(b)                                 Unless otherwise noted in Exhibit A or as otherwise set forth in Exhibits [•] through [•], the Fees are based upon estimated Direct Costs to be incurred in performing the Services, subject to any escalation provided for in this Agreement.

(c)                                  Within thirty (30) days after the end of each Calendar Quarter, Huntsman Group will prepare and deliver to Venator Group a reconciliation of the actual Direct Costs incurred in connection with the provision of the Services compared with the estimated Direct Costs for such Services that were invoiced by Huntsman Group for Services in such Calendar Quarter.  Venator Group shall have the right to review, and Huntsman Group shall provide access to, such books and records to verify the accuracy of any adjustments to the Direct Costs.  Each such review shall be conducted during normal business hours and in a manner that does not unreasonably interfere with the operations of Huntsman Group.

(d)                                 If, as a result of any such review, Venator Group objects to Huntsman Group’s determination of actual Direct Costs, then Venator Group must deliver to Huntsman Group, within thirty (30) days of its receipt of such reconciliation report, a written objection to such determination specifying the basis for such objection and Venator Group’s proposed adjustment with reasonable detail and justification for its proposed adjustment.  If Venator Group fails to deliver such written objection to Huntsman Group within such 30-day period, then Venator Group shall have waived its right to object to such adjustments, and all such adjustments will be final and binding on the Parties.

(e)                                  If Venator Group duly delivers such written objection to Huntsman Group within such 30-day period, then the Project Coordinators shall review the written objections and use good faith efforts to resolve all disagreements.

Section 4.4                                    Review of Charges; Error Correction.  From time to time until 120 days following the termination of this Agreement, the Service Recipient shall have the right to review, and the Service Provider shall provide access to, such books and records to verify the accuracy of such amounts, provided that such reviews shall not occur more frequently than once per calendar quarter. Each such review shall be conducted during normal business hours and in a manner that does not unreasonably interfere with the operations of the Service Provider. If, as a result of any such review, the Service Recipient determines that it overpaid any amount to the Service Provider, then the Service Recipient may raise an objection pursuant to the provisions of Section 4.2. The Service Recipient shall bear the cost and expense of any such review. The Service Provider shall make adjustments to charges as required to reflect the discovery of errors or omissions in charges.

Section 4.5                                    Taxes.  All transfer taxes, excises, fees or other charges (including value added, sales, use or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity or capital of a member of the Service Provider Group), or any increase therein, now or hereafter imposed directly or indirectly by law upon any fees paid hereunder for Services, which a member of the Service Provider Group is required to pay or incur in connection with the provision of Services hereunder (“Tax”), shall be passed on to the Service Recipient as an explicit surcharge and shall be paid by the Service Recipient in addition to any Service fee payment, whether included in the applicable Service fee payment, or added retroactively.  If the Service Recipient submits to the Service Provider a timely and valid resale or other exemption certificate acceptable to the Service Provider and sufficient to support the exemption from Tax, then such Tax will not be added to the Service fee payable pursuant to Article III; provided, however, that if a member of the Service Provider Group is ever required to pay such Tax, the Service Recipient will promptly reimburse the Service Provider for such Tax, including any interest, penalties and attorney’s fees related thereto. The Parties will cooperate to minimize the imposition of any Taxes.

Section 4.6                                    Records.  The Service Provider shall maintain true and correct records of all receipts, invoices, reports and such other documents relating to the Services hereunder in accordance with its standard accounting practices and procedures, consistently applied. The Service Provider shall retain such accounting records and make them available to the Service Recipient’s authorized representatives and auditors for a period of not less than 1 (one) year from the closing of each calendar year; provided, however, that the Service Provider may, at its option, transfer such accounting records to the Service Recipient upon termination of this Agreement.

ARTICLE V
TERM

Section 5.1                                    Term.  Subject to Section 5.2 and Articles VI and VII, the Service Provider Group shall provide the specific Services to the Service Recipient Group pursuant to this Agreement for the time period set forth in the Exhibit relating to the specific Service.  In accordance with the Separation Agreement and Article VI of this Agreement, except as otherwise provided in an Exhibit for a specific Service, the Service Recipient shall use commercially reasonable efforts to provide to itself and members of the Service Recipient Group, and to terminate as soon as reasonably practicable, the Services provided to the Service Recipient Group hereunder. Except as otherwise provided in Section 5.2 or in an Exhibit for a specific Service or group of related Services, all Services provided for hereunder shall terminate two (2) years from the date of this Agreement.  Subject to Section 5.2 and except as otherwise expressly agreed or unless sooner terminated, this Agreement shall commence upon the IPO and shall continue in full force and effect between the Parties for so long as any Service set forth in any Exhibit hereto is being provided to the Service Recipient or members of the Service Recipient Group and this Agreement shall terminate upon the cessation of all Services provided hereunder; provided that Articles I, IV, VIII, IX and XI and Section 2.7(h) will survive the termination of this Agreement and any such termination shall not affect any obligation for the payment of fees for Services rendered prior to termination.

ARTICLE VI
DISCONTINUATION OF SERVICES

Section 6.1                                    Discontinuation or Termination of Services.  Unless otherwise provided in the relevant Exhibit for a particular Service, at any time after the IPO, the Service Recipient may, without cause and in accordance with the terms and conditions hereunder and the Separation Agreement, discontinue or terminate any one or more specific Service (or part of a Service) by giving the Service Provider at least 30 days’ prior written notice.  Furthermore, any such discontinuation or termination will affect the amounts payable to the Service Provider under this Agreement in the following manner:  (i) to the extent that the charges for the discontinued or terminated Services have been separately identified in the applicable Exhibit, such separately identified charges shall not apply following the actual discontinuation or termination of the provision of those Services; and (ii) from month to month, the Service Coordinators shall discuss and mutually agree upon the percentage reduction in Services and a commensurate percentage reduction in the amounts payable by the Service Recipient with respect to any Services which have been partially discontinued or terminated or for which the scope or amount has been narrowed.  The Service Recipient shall be liable to the Service Provider for all costs and expenses the Service Provider or any member of the Service Provider Group remains obligated to pay in connection with any discontinued or terminated Service or Services (including to a Third Party Provider), except in the case of a Service terminated by the Service Recipient pursuant to Section 2.3(b) or clause (ii) of the first sentence of Section 7.1 hereof. The Parties shall cooperate as reasonably required to effectuate an orderly and systematic transfer to the Service Recipient Group of all of the duties and obligations previously performed by the Service Provider or a member of the Service Provider Group under this Agreement.

Section 6.2                                    Procedures Upon Discontinuation or Termination of Services.  Upon the discontinuation or termination of a Service hereunder, this Agreement shall be of no further force and effect with respect to such Service, except as otherwise provided in an Exhibit for a specific Service and except as to obligations accrued prior to the date of discontinuation or termination; provided, however, that Articles I, IV, VIII, IX and XI and Section 2.7(h) of this Agreement shall survive such discontinuation or termination. Each Party and the applicable member(s) of its respective Group shall, within 60 days after discontinuation or termination of a Service, deliver to the other Party and the applicable member(s) of its respective Group originals of all books, records, contracts, receipts for deposits and all other papers, documents or electronic records or data in its possession which pertain exclusively to the business of the other Party and relate to such Service, in such format as the Service Recipient may reasonably request; provided that a

Party may retain copies of material provided to the other Party pursuant to this Section 6.2 as it deems necessary or appropriate in connection with its financial reporting obligations or internal control practices and policies.

ARTICLE VII
DEFAULT

Section 7.1                                    Termination for Default.  In the event (i) of a failure of the Service Recipient to pay for Services in accordance with the terms of this Agreement, or (ii) any Party shall default, in any material respect, in the due performance or observance by it of any of the other terms, covenants or agreements contained in this Agreement, then the non-defaulting Party shall have the right, at its sole discretion, to terminate the Service with respect to which the default occurred; provided that the defaulting Party shall have the right to cure such default within 30 days of receipt of the written notice of such default. The Service Recipient’s right to terminate this Agreement pursuant to this Article VII and the rights set forth in Section 2.7 shall constitute the Service Recipient’s sole and exclusive rights and remedies for a breach by the Service Provider hereunder (including any breach caused by an Affiliate of the Service Provider or a Third Party Provider).

ARTICLE VIII
WAIVER, INDEMNIFICATION AND INSURANCE

Section 8.1                                    Waiver of Consequential Damages.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING SOLE, JOINT OR CONCURRENT NEGLIGENCE ) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS AGREEMENT.

Section 8.2                                    Services Received.  The Service Recipient hereby acknowledges and agrees that:

(a)                                 the Services to be provided hereunder are subject to and limited by the provisions of Section 2.7, Article VII and the other provisions hereof, including the limitation of remedies available to the Service Recipient that restricts available remedies resulting from a Service not provided in accordance with the terms hereof to non-payment and, in certain circumstances, the right to terminate this Agreement;

(b)                                 the Services are being provided solely to facilitate the transition of each of Huntsman and Venator as separate companies as a result of the IPO;

(c)                                  it is not the intent of the Service Provider and the other members of the Service Provider Group to render, nor of the Service Recipient and the other members of the Service Recipient Group to receive from the Service Provider and the other members of the  Service Provider Group, professional advice or opinions, whether with regard to tax, legal, treasury, finance, employment or other business and financial matters, or technical advice, whether with regard to information technology or other matters; the Service Recipient shall not rely on, or construe, any Service rendered by or on behalf of the Service Provider as such professional advice or opinions or technical advice; and the Service Recipient shall seek all third-party professional advice and opinions or technical advice as it may desire or need, and in any event the Service Recipient shall be responsible for and assume all risks associated with the Services, except to the limited extent set forth in Section 2.7 and Article VII;

(d)                                 with respect to any software or documentation within the Services, the Service Recipient shall use such software and documentation internally and for their intended purpose only, shall not distribute, publish, transfer, sublicense or in any manner make such software or documentation available to other organizations or persons, and shall not act as a service bureau or consultant in connection with such software; and

(e)                                  a material inducement to the Service Provider’s agreement to provide the Services is the limitation of liability and the release provided by the Service Recipient in this Agreement.

ACCORDINGLY, EXCEPT WITH REGARD TO THE LIMITED REMEDIES EXPRESSLY SET FORTH HEREIN, THE SERVICE RECIPIENT SHALL ASSUME ALL LIABILITY FOR AND SHALL FURTHER RELEASE, DEFEND, INDEMNIFY AND HOLD THE SERVICE PROVIDER, ANY MEMBER OF THE SERVICE PROVIDER GROUP AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) FREE AND HARMLESS FROM AND AGAINST ALL LOSSES RESULTING FROM, ARISING OUT OF OR RELATED TO THE SERVICES PROVIDED BY ANY MEMBER OF THE SERVICE PROVIDER GROUP TO ANY MEMBER OF THE SERVICE RECIPIENT GROUP, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE OF THE SERVICE PROVIDER, ANY MEMBER OF THE SERVICE PROVIDER GROUP OR ANY THIRD PARTY SERVICE PROVIDER, OTHER THAN THOSE LOSSES CAUSED BY THE WILLFUL MISCONDUCT OF THE SERVICE PROVIDER OR ANY MEMBER OF THE SERVICE PROVIDER GROUP.

Section 8.3                                    Express Negligence.  THE INDEMNITY, RELEASES AND LIMITATIONS OF LIABILITY IN THIS AGREEMENT (INCLUDING ARTICLES II AND VIII) ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE IX
CONFIDENTIALITY

Section 9.1                                    Confidentiality.  The Service Recipient and the Service Provider each acknowledge and agree that the terms of Article VII of the Separation Agreement shall apply to information, documents, plans and other data made available or disclosed by one Party to the other in connection with this Agreement.

Section 9.2                                    System Security.

(a)                                 If any Party (or its Affiliates, representatives, agents or contractors) is given access to the other Party’s computer systems or software (collectively, the “Systems”) in connection with the Services, the Party given access (the “Accessing Party”) shall comply with, and shall cause its Affiliates, representatives, agents and contractors who are given access on its behalf to comply with, all of the other Party’s system security policies, procedures and requirements that have been provided to the Accessing Party in advance and in writing (collectively, “Security Regulations”), and shall not tamper with, compromise or circumvent any security or audit measures employed by such other Party. The Accessing Party (or its Affiliates, representatives, agents or contractors, as applicable) shall access and use only those Systems of the other Party for which it has been granted the right to access and use.

(b)                                 Each Party shall use commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the Systems of the other Party gain such access, and shall use commercially reasonable efforts to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel of the restrictions set forth in this Agreement and of the Security Regulations.

(c)                                  If, at any time, the Accessing Party (or its Affiliates, representatives, agents or contractors) determines that any of its personnel has sought to circumvent, or has circumvented, the Security Regulations, that any unauthorized Accessing Party personnel has accessed the Systems, or that any of its personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software of the other Party, the Accessing Party shall promptly terminate any such person’s access to the Systems and immediately notify the other Party. In addition, such other Party shall have the right to deny personnel of the Accessing Party (or its Affiliates, representatives, agents or contractors) access to its Systems upon notice to the Accessing Party in the event that the other Party reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 9.2(c) or otherwise pose a security concern. The Accessing Party shall use commercially reasonable efforts to cooperate with the other Party in investigating any apparent unauthorized access to such other Party’s Systems.

ARTICLE X
FORCE MAJEURE

Section 10.1                             Performance Excused.  Continued performance of a Service may be suspended immediately to the extent the fulfillment of such Service is prevented, frustrated, hindered or delayed by any event or condition beyond the reasonable control of the Party suspending such performance (and not involving any willful misconduct of such Party), including acts of God, pandemics, floods, fire, earthquakes, labor or trade disturbances, strikes, war, acts of terrorism, civil commotion, electrical shortages or blackouts, breakdown or injury to computing facilities, compliance in good faith with any Law (whether or not it later proves to be invalid), unavailability of materials or bad weather (a “Force Majeure Event”). Unless the Service

Provider Group incurs costs under agreements with its Third Party Providers, the Service Recipient shall not be obligated to pay any amount for Services that it does not receive as a result of a Force Majeure Event (and the Parties shall negotiate reasonably to determine the amount applicable to such Services not received).  In addition to the reduction of any amounts owed by the Service Recipient hereunder, during the occurrence of a Force Majeure Event, to the extent the provision of any Service has been disrupted or reduced, during such disruption or reduction, (a) the Service Recipient may replace any such affected Service by providing any such Service for itself or engaging one or more third parties to provide such Service at the expense of the Service Recipient and (b) the Service Provider shall cooperate with, provide such information to and take such other actions as may be reasonably required to assist such third parties to provide such substitute Service.

Section 10.2                             Notice.  The Party claiming suspension due to a Force Majeure Event will give prompt notice to the other of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration.

Section 10.3                             Cooperation.  Upon the occurrence of a Force Majeure Event, the Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service.

ARTICLE XI
OTHER PROVISIONS

Section 11.1                             Entire Agreement.  This Agreement, together with the documents referenced herein (including the Separation Agreement and any Ancillary Agreement), constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent any provision of this Agreement conflicts with the provisions of the Separation Agreement or any Ancillary Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof.

Section 11.2                             Binding Effect; No Third-Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns; and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.3                             Amendment; Waivers.  No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of both of the Parties, which is expressly identified as an amendment and which references the portions of the Agreement which are being changed or amended. Either Party may, at any time, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby and expressly identified as a waiver or an extension, but not in any other manner.  Subject to Section 11.9 hereof, no failure or delay on the part of either Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 11.4                             Notices.  Unless otherwise expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a Party as it shall have specified by like notice.

Section 11.5                             Counterparts.  This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein, may be executed in multiple counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

Section 11.6                             Severability.  If any term or other provision of this Agreement or the Schedules and Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 11.7                             Governing Law.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES (INCLUDING ANY CLAIMS MADE IN CONTRACT, TORT OR OTHERWISE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 11.8                             Dispute Resolution.  The procedures for mediation and binding arbitration set forth in Sections 4.3 and 4.4 of the Separation Agreement shall apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this

Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability or validity hereof (a “Dispute”).

Section 11.9                             Performance; Time of the Essence.  Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.  TIME IS OF THE ESSENCE in the performance of each Service by the Service Provider Group.

Section 11.10                      Relationship of Parties.

(a)                                 Subject to the provisions of Section 11.10(b), in the performance of this Agreement, a Service Provider (and any other member of the Service Provider Group which performs Services hereunder, as well as all Persons performing such Services, including agents, temporary employees and Third Party Providers) will at all times act in its own capacity as an independent contractor, and nothing contained herein may be construed to make a Service Provider (or any other member of the Service Provider Group which performs Services hereunder) an agent, partner, fiduciary or joint venturer of, to or with any member of a Service Recipient Group.  The employees of a Service Provider Group which perform Services under this Agreement (a) will remain personnel of the Service Provider, (b) will not by reason of the performance of Services under this Agreement become employees of the Service Recipient Group and (c) will not be entitled to participate in any of the Service Recipient’s employee benefit plans, including pension, 401(k), profit sharing, retirement, deferred compensation, medical, health, group, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, except to the limited extent (if any) that Service Provider is providing those benefit services to Service Recipient under Exhibit “D” of this Agreement.  Similarly, any employees of a Service Recipient Group that perform Services under this Agreement pursuant to Section 2.7(f), (a) will remain personnel of the Service Recipient, (b) will not by reason of the performance of Services under this Agreement become employees of the Service Provider Group and (c) will not be entitled to participate in any of the Service Provider’s employee benefit plans, including pension, 401(k), profit sharing, retirement, deferred compensation, medical, health, group, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not.  Each Party (the “Indemnifying Party”) will indemnify and hold harmless the other Party and its Affiliates and their officers, directors, employees, agents, successors and permitted assigns (the “Indemnified Party”) from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from any claims asserted by, on behalf of, or in relation to the employees of the Indemnifying Party that such employees are employed by the Indemnified Party or one of its affiliates, including any assertions of contingent worker or co-employment relationships, and including any responsibility or liability to any employee or governmental authority for alleged misclassification of any employment relationship.

(b)                                 In all cases where the Service Provider’s (or its Affiliates’) employees (which shall be defined to include, but not be limited to, direct, borrowed, special or statutory employees) are covered by the Louisiana Worker’s Compensation Act, La. R.S. 23:1021 et seq. (the “Louisiana Exception”):  (i) the Parties agree that all Services performed by the Service

Provider and its (or its Affiliates’) employees pursuant to this Agreement are an integral part of and are essential to the ability of the Service Recipient to generate its goods, products and services for purposes of La. R.S. 23:1061(A)(1); (ii) the Service Recipient agrees that it is the principal or statutory employer of the Service Provider’s (or its Affiliates’) employees who are performing services for the Service Recipient pursuant to this Agreement for purposes of La. R.S. 23:1061(A)(3); and (iii) this provision is included for the sole purpose of establishing a statutory employer relationship to gain the benefits expressed in La. R.S. 23:1031 and La. R.S. 23:1061(A), and it is not intended to create an employer-employee relationship for any other purpose.

Section 11.11                      Regulations.  All employees of a Service Provider and the members of the Service Provider Group shall, when on the property of the Service Recipient, conform to the rules and regulations of the Service Recipient concerning safety, health and security which are made known to such employees in advance in writing.

Section 11.12                      Assignment of Agreement.  Except as otherwise provided in Sections 2.1 and 2.3 of this Agreement with respect to the assignment of certain rights and obligations to a Party’s Affiliates, this Agreement may not be assigned by either Party, except with the prior written consent of the other Party, which consent shall not be unreasonably withheld.  No such assignment shall relieve such assignor of any of its obligations hereunder.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HUNTSMAN CORPORATION:

By:
Name:
Title:

VENATOR MATERIALS PLC:

By:
Name:
Title:

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